Exhibit (l)

October 25, 2022

Blackrock 2037 Municipal Target Term Trust

100 Bellevue Parkway

Wilmington, Delaware 19809

Re:	BlackRock 2037 Municipal Target Term Trust

Ladies and Gentlemen:

We have acted as special Maryland counsel to BlackRock 2037 Municipal Target Term Trust, a Maryland statutory trust registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Fund”), in connection with certain matters of Maryland law arising out of the offering and sale of common shares (the “Shares”) of beneficial interest, par value $0.001 per share, of the Fund, covered by the Registration Statement on Form N-2, filed by the Fund with the Securities and Exchange Commission (the “Commission”) on November 19, 2020 (File No. 333-250205) (together with any amendments thereto through the date hereof, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”).

We have examined the Registration Statement (exclusive of the exhibits thereto other than the Fund’s governing documents) and such corporate records, certificates, and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Fund. Based on that examination, we advise you that in our opinion the Shares, when issued under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid, and non-assessable (except to the extent that under Section 3.8 of Article III of the Amended and Restated Agreement and Declaration of Trust of the Fund (the “Declaration of Trust”), the Board of Trustees of the Fund (the “Board”) has the power to cause each Shareholder (as defined in the Declaration of Trust) or each Shareholder of any particular series to pay directly, in advance or arrears, for charges of distribution, of the custodian or transfer, Shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Board, by setting off such charges due from such Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by reducing the number of shares in the account of such Shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such Shareholder).

In expressing the opinion set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) each natural person executing any such document is legally competent to do so, (v) all public records reviewed by us or on our behalf are accurate and complete, (vi) at the time of issuance of any of the Shares, (A) the Fund will have a sufficient number of authorized but

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unissued Shares for the issuance and the Fund will be in good standing under the laws of the State of Maryland, and (B) none of the governing documents of the Fund will have been amended so as to cause such issuance of the Shares to conflict with or violate any provisions of the governing documents of the Fund. We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name and the discussion of this opinion under the heading “Legal Opinions” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Emily A. Higgs
Principal